Exhibit 10.4
February 16, 2007
PERSONAL AND CONFIDENTIAL
Mr. William T. Fejes, Jr.
1447 Falling Spring Road
Chambersburg, PA 17201
          Re: Transaction Bonus Plan
Dear Mr. Fejes:
          As you know, a decision has been made to explore a potential sale of TB Wood’s Corporation (the “Company”). You are a valued executive officer of the Company and the Company’s Board of Directors (the “Board”) wants you to remain with the Company and continue to provide leadership until such a sale has been completed. More importantly, we believe that your active participation in the sale process could have a substantial impact on the success of this transaction.
          This letter sets out all of the terms of an arrangement that the Board has established under which you will be eligible to receive a transaction bonus upon the successful sale of the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated February 16, 2007, among the Company, Altra Holdings, Inc. and Forest Acquisition Corporation (the “Transaction Bonus Plan”). The Transaction Bonus Plan will remain in effect (the “Incentive Period”) until the date of the Closing of the merger pursuant to the Merger Agreement.
          The Transaction Bonus Plan is not an employment agreement. It does not change any of the terms and conditions of your employment with the Company. You and the Company each retain the right to terminate your employment with the Company at any time for any reason. If the Company is not sold during the Incentive Period, the Transaction Bonus Plan will end and you will not be entitled to any payment hereunder.
          For purposes of this letter, a “Sale” means the transaction contemplated by the Merger Agreement.
Transaction Bonus Amount
          If you are an employee of the Company upon a closing of a Sale during the Incentive Period, you will be entitled to receive a lump-sum cash award equal to $300,000 (the “Bonus”). The Bonus will be paid at the closing of the Sale.

          If, during the Incentive Period, your employment is terminated by the Company without “Cause” or you resign for “Good Reason,” you will be entitled to receive any Bonus to which you would have become entitled if you had remained an employee of the Company at the closing of the Sale. For this purpose, “Cause” and “Good Reason” have the meanings ascribed to them in the severance agreement between you and the Company, dated February 16, 2007 (the “Change in Control Agreement”).
          Also, if your employment is terminated during the Incentive Period by reason of your Disability (as defined in the Change in Control Agreement) or death, you or your legal representative, as appropriate, will be entitled to receive any Bonus to which you would otherwise have become entitled.
          However, if during the Incentive Period your employment is terminated by the Company for Cause or by you other than for Good Reason, you will not be entitled to receive any Bonus.
Miscellaneous
          By accepting this letter agreement and the Bonus payable to you, you hereby agree, that without the written permission of the Board, you will not disclose the existence of this letter agreement or the terms of the Bonus with anyone other than your immediate family and your legal and financial advisors, unless you are required by law to make such disclosure. Any failure to abide by this covenant will result in the complete forfeiture of your Bonus and the return of any Bonus previously paid to you.
          The Bonus paid to you or on your behalf shall be reduced by applicable taxes and withholdings.
          Neither the Company nor its shareholders are under any obligation, express or implied, by virtue of this letter or otherwise, to enter into any Sale at any time.
          Please indicate your agreement with the foregoing by signing both copies of this letter where indicated below and returning one fully executed copy to the Chief Financial Officer of the Company. This letter will then become a legally binding agreement between you and the Company.

Sincerely yours, TB WOOD’S CORPORATION
By:	/s/ Joseph C. Horvath
	Name:	Joseph C. Horvath
	Title:	CFO

Accepted and Agreed to:
/s/ William T. Fejes, Jr.